UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C. 20549


                          SCHEDULE 13G

           Under the Securities Exchange Act of 1934

                      (Amendment No. 1 )*



                       Studio Plus Hotels Inc.
                        (Name of Issuer)

                          Common Stock
                 (Title of Class of Securities)

                           864003108
                         -------------
                         (CUSIP Number)


Check the following box if a fee is being paid with this statement__. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.   864003108       13G
Page  1  of 2  Pages

   1.NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     SunAmerica Asset Management Corp.
     #13-3127880

   2.CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

     (a)_____

     (b)_____

   3.SEC USE ONLY



   4.CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware

_______________
      |5.SOLE VOTING POWER
     |
       |N/A
     |
   NUMBER OF |6.SHARED VOTING POWER
  SHARES|
   BENEFICIALLY|N/A
  OWNED BY |
 EACH |7.SOLE DISPOSITIVE POWER
 REPORTING |
    PERSON |0
 WITH|
      |8.SHARED DISPOSITIVE POWER
     |
       |67,500
_______________

   9.AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON

     67,500

  10.CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN SHARES*

     N/A

  11.PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0.54%

  12.TYPE OF REPORTING PERSON*

     IA

              *SEE INSTRUCTION BEFORE FILLING OUT!
SCHEDULE 13G
PAGE  2  OF  2

  Item 1.(a)Name of Issuer:
     Studio Plus Hotels Inc.

      (b)Principal Address of Issuer:
     1999 Richmond Road, Suite 4
     Lexington, KY 40502

  Item 2.(a)Name of Person Filing:
     SunAmerica Asset Management Corp.

      (b)Principal Address of Person Filing:
     The SunAmerica Center
     733 Third Avenue
     New York, NY 10017-3204

      (c)Citizenship: N/A

      (d)Title of Class: Common Stock

      (e)Cusip No.: 864003108

   Item 3.(e)The Person filing is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940.

  Item 4.(a)Amount Beneficially Owned: 67,500

      (b)Percent of class: 0.54%

      (c)Number of shares as to which such person has:
     Sole dispositive power: 0
     Shared dispositive power: 67,500

 Item 5-9.These items of Schedule 13G do not apply to the person filing this schedule, which is SunAmerica
     Asset Management Corp.

  Item 10.The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):
     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                           SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: February 13, 1997            /s/Robert M. Zakem
     Robert M. Zakem
     Senior Vice President and
     General Counsel
APPENDIX - SCHEDULE 13G AS FILED FEBRUARY 12, 1996

  UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C. 20549


                          SCHEDULE 13G

           Under the Securities Exchange Act of 1934

                   (Amendment No._________)*



                       Studio Plus Hotels Inc.

                        (Name of Issuer)

                          Common Stock
                  (Title of Class of Securities)

                           864003108
                          ------------
                         (CUSIP Number)


Check the following box if a fee is being paid with this statement _X_ . (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.   864003108       13G
Page  1  of 2  Pages

   1.NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     SunAmerica Asset Management Corp.
     #13-3127880

   2.CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

     (a)_____

     (b)_____

   3.SEC USE ONLY



   4.CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware

_______________
      |5.SOLE VOTING POWER
     |
       |N/A
     |
   NUMBER OF |6.SHARED VOTING POWER
  SHARES|
   BENEFICIALLY|N/A
  OWNED BY |
 EACH |7.SOLE DISPOSITIVE POWER
 REPORTING |
    PERSON |0
 WITH|
      |8.SHARED DISPOSITIVE POWER
     |
       |140,000
_______________

   9.AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON

     197,000

  10.CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN SHARES*

     N/A

  11.PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     9.03%

  12.TYPE OF REPORTING PERSON*

     IA

              *SEE INSTRUCTION BEFORE FILLING OUT!
SCHEDULE 13G
PAGE  2  OF  2

  Item 1.(a)Name of Issuer:
     Studio Plus Hotels Inc.

      (b)Principal Address of Issuer:
     1999 Richmond Road, Suite 4
     Lexington, KY 40502

  Item 2.(a)Name of Person Filing:
     SunAmerica Asset Management Corp.

      (b)Principal Address of Person Filing:
     The SunAmerica Center
     733 Third Avenue
     New York, NY 10017-3204

      (c)Citizenship: N/A

      (d)Title of Class: Common Stock

      (e)Cusip No.: 864003108

   Item 3.(e)The Person filing is an investment adviser registered under Section 203 of the Investment
     Advisers Act of 1940.

  Item 4.(a)Amount Beneficially Owned: 140,000

      (b)Percent of class: 9.03%

      (c)Number of shares as to which such person has:
     Sole dispositive power: 0
     Shared dispositive power: 197,000

 Item 5-9.These items of Schedule 13G do not apply to the person filing this schedule, which is SunAmerica Asset
     Management Corp.

 Item 10.The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):
     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                           SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


  Date: February 12, 1996      /s/Robert M. Zakem
     Robert M. Zakem
     Senior Vice President and
     General Counsel